EXHIBIT 1

IF YOU ARE CONSIDERING SELLING YOUR SHARES OF CPA(R):12 TO MADISON LIQUIDTY INVESTORS, PLEASE READ THIS!!


Once again, Madison Liquidity Investors is seeking to acquire your shares of CPA(R):12. Madison and its affiliates have been soliciting CPA(R):12 investors for several years in the hope that investors will sell their CPA(R):12 shares at a discount. Now they are soliciting CPA(R):12 investors with an officer to purchase CPA(R):12 shares for $9.00 per share, a 23% discount to its net asset value of $11.70 per share, which is based on an independent appraisal done as of 12/31/03.

Both investment values and dividends can go up or down, of course, and past performance is not a guarantee of future results. To date, however, CPA(R):12 has:

          o Provided 41 consecutive quarterly distributions since inception; and
          o Seen its net asset value (NAV) increase 17% from $10.00 to $11.70 per share.

If you were to sell your shares, you would have to pay a separate transfer fee to Madison and would not benefit from CPA(R):12's recently declared distribution, which represents an annualized yield of 8.3% based on your original investment of $10.00 per share.

We strongly encourage you to view the Securities and Exchange Commission's website, www.sec.gov, which can provide additional information on the dangers of
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these types of tender offers. You can access the most recent information on
CPA(R):12 from its website, www.cpa12.com.
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Before you consider selling your shares of CPA(R):12 to Madison and make this final decision, please consult your financial advisor, call CPA(R):12's Investor Relations Department at 1-800-WP CAREY (972-2739) or e-mail them at CPA12@wpcarey.com. Remember, once you return the signed tender offer and it is
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accepted by Madison, your decision is FINAL and IRREVOCABLE. Madison will NOT let you change your decision to sell your shares of CPA(R):12.

  [WP Carey Logo] 1-800-WP-CAREY*www.cpa12.com*cpa12@wpcarey.com [CPA:12 logo]


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